EXHIBIT 99.1


                     Investment Properties Associates Closes
                      Sale of 1328 Broadway, New York, NY -
                 Announces Record Date for Special Distribution


New York, New York, January 18, 2000...Investment Properties Associates (IPA) announced today that it has concluded the sale of its undivided fifty percent interest as a tenant in common in 1328 Broadway, New York, NY for $43,500,000. The purchaser is 1328 Broadway Associates, LLC.

An IPA spokesman said that the sales proceeds would be used to first pay mortgage debt, closing costs and other commitments, aggregating approximately $7,000,000. IPA will make a special distribution to holders of record of its participations of partnership interests as of the close of business on January 31, 2000. It is anticipated that such distribution will be approximately $22.00 per participation interest and will be paid on February 17, 2000.

IPA understands that Nasdaq Stock Market rules require that, in the case of this special distribution, the PPIs will trade ex-dividend one business day after the payment date, which is February 17, 2000. Holders of PPIs who sell them before the ex-dividend date (February 18, 2000) will transfer the right to receive the special distribution to the buyers of PPIs in connection with the sale of the PPIs. It should also be noted that on the ex-dividend date for this special distribution, the price of the PPIs is expected to reflect the special distribution and to trade below the current price.

The sale of 1328 Broadway was approved by all of the general partners of IPA including ScogBell AG, Inc., Irving Schneider and Minlyn, Inc. Helmsley-Spear, Inc. represented IPA in this transaction.

IPA was created in 1969 by Harry Helmsley and Irving Schneider. In addition to 1328 Broadway, IPA owns approximately 900,000 square feet of commercial office buildings in New York and New Jersey. Irving Schneider said that IPA was continuing to explore the possible sale of one or more or all of its properties, but there could be no assurances that any such sale will be concluded.

Contact:     Irving Schneider - (212) 880-0151
             General Partner, Investment Properties Associates
             Co-Chairman & Chief Operating Officer, Helmsley-Spear, Inc., Agent

             Robert Hecht - (212) 880-0276
             Chief Financial Officer, Investment Properties Associates Vice President of Finance, Helmsley-Spear, Inc., Agent